EXHIBIT 16.1

April 20, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of the disclosures in Item 4.01 of Form 8-K for the event that occurred on April 14, 2021, to be filed by our former client, Altair International Corp., and are in agreement with the statements concerning our Jorgensen & Co. contained therein. We have no basis to agree or disagree with other matters reported therein.

Jorgensen & Co.

By: W. Alan Jorgensen, Principal